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EXHIBIT (11)

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)


                                                 Year Ended December 31
                                          --------------------------------------
                                            1993           1992           1991
                                          --------       --------       --------
Average shares outstanding                   28,321         28,232         28,221

Net effect of dilutive stock options based
 upon treasury stock method using average
 market price                                    84             27             21
                                          ---------      ---------      ---------
Average shares of common stock and
 common stock equivalents outstanding        28,405         28,259         28,242
                                          =========      =========      =========

Income (loss) before cumulative
 effect of accounting change              $  10,511      $  14,442      $(184,079)

Cumulative effect to January 1, 1993,
 of accounting change, net of income
 tax benefit                                (70,229)             -              -
                                          ---------      ---------      ---------

Net income (loss)                         $ (59,718)     $  14,442      $(184,079)
                                          =========      =========      =========

Income (loss) before cumulative
 effect of accounting change              $     .37      $     .51      $   (6.52)

Cumulative effect of accounting
 change, net of income tax benefit            (2.47)             -              -
                                          ---------      ---------      ---------

NET INCOME (LOSS) PER SHARE               $   (2.10)     $     .51      $   (6.52)
                                          =========      =========      =========




Note - Net income (loss) per share has been computed on the average number of common shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6 percent convertible debentures was not included in average shares outstanding because the effect of the inclusion would be anti-dilutive.

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